EXHIBIT 99.1
FirstCash Reports Second Quarter Earnings Results;
Completes Share Repurchase Plan and Adds New $200 Million Authorization;
Increases Quarterly Dividend to $0.35 per Share
____________________________________________________________

Fort Worth, Texas (July 27, 2023) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the three and six month periods ended June 30, 2023. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.35 per share, an increase of 6% compared to the previous quarterly dividend of $0.33 per share, which will be paid in August 2023. Additionally, the Company completed its share repurchase plan and the Board of Directors authorized a new $200 million plan.
Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted record second quarter consolidated revenues and generated strong earnings growth from its core pawn operations in both the U.S. and Latin America. Coupled with continued revenue and transaction volume growth in AFF’s retail POS payment solutions business, we have significant earnings momentum entering the second half of 2023.
"FirstCash continues to expand its operating platform as well, with 36 pawn stores added year-to-date and additional store openings and acquisitions expected over the balance of the year, while AFF surpassed 10,000 active merchant door locations in the second quarter. Additionally, our strong balance sheet and cash flows have allowed us to repurchase $114 million of stock this year, through today’s date, and raise the quarterly cash dividend.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$750,622	$647,616	$750,622	$659,130
Net income	$45,180	$86,108	$55,553	$51,159
Diluted earnings per share	$0.99	$1.81	$1.22	$1.08
EBITDA (non-GAAP measure)	$108,237	$151,629	$107,473	$96,417
Weighted-average diluted shares	45,678	47,499	45,678	47,499

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$1,513,361	$1,307,455	$1,513,361	$1,335,142
Net income	$92,568	$114,113	$113,253	$108,031
Diluted earnings per share	$2.01	$2.38	$2.46	$2.26
EBITDA (non-GAAP measure)	$218,941	$229,725	$217,043	$197,765
Weighted-average diluted shares	45,993	47,897	45,993	47,897

Consolidated Operating Highlights
•Consolidated revenues totaled $751 million in the second quarter, an increase of 16% on a GAAP basis and 14% on an adjusted basis compared to the prior-year quarter. Year-to-date consolidated revenues totaled $1.5 billion, an increase of 16% on a GAAP basis and 13% on an adjusted basis compared to the prior-year period.
•On a GAAP basis, the prior-year second quarter earnings included a significant non-cash gain ($1.13 per share, net of tax) on the revaluation of contingent consideration related to the AFF acquisition. As a result, GAAP-basis diluted earnings per share for the second quarter of 2023 decreased 45% over the prior-year quarter and 16% for the year-to-date period. Excluding purchase accounting and certain other adjustments primarily impacting prior-year results, adjusted diluted earnings per share increased 13% compared to the prior-year quarter while year-to-date diluted earnings per share increased 9% on an adjusted basis compared to the prior-year period.
•While GAAP net income for the second quarter decreased 48% over the prior-year quarter primarily due to the non-cash revaluation gain in 2022, adjusted net income, which excludes certain purchase accounting and other adjustments as described herein, increased 9% compared to the prior-year quarter. Year-to-date net income decreased 19% on a GAAP basis and increased 5% on an adjusted basis compared to the prior-year period.
•For the twelve month period ended June 30, 2023, adjusted EBITDA totaled $457 million, an increase of 25% over the comparable prior-year period. Adjusted EBITDA for the second quarter increased 11% compared to the prior-year quarter.
•Operating cash flows for the twelve month period ended June 30, 2023 were $448 million and adjusted free cash flows (a non-GAAP measure) were $284 million, an increase of 33% and 57%, respectively, compared to the prior-year period.

Store Base and Platform Growth
•Pawn Stores: During the second quarter, 19 pawn locations were added, and year-to-date, a total of 36 stores have been opened, bringing the total number of locations at June 30, 2023 to 2,889 locations. By market, the Company reported the following additions:
◦U.S. Pawn: One store in Oklahoma was acquired and two de novo locations in Las Vegas, Nevada were opened during the second quarter. At June 30, 2023, the Company had 1,101 full-service U.S. pawn locations in 25 states and the District of Columbia.
The Company also purchased the underlying real estate at nine of its existing pawn stores during the second quarter. This brings the total number of owned U.S. locations to 308.
◦Latin America Pawn: A total of 16 de novo locations were opened in Latin America during the second quarter of 2023, which included 14 locations in Mexico and two locations in Guatemala. Year-to-date, 30 locations have been opened in Latin America where the Company now has 1,788 total locations.
•Retail POS Payment Solutions Merchant Partnerships: AFF continued to grow market share with approximately 10,500 active retail and e-commerce merchant partner locations at June 30, 2023, representing a 38% increase in active merchant locations compared to June 30, 2022.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the second quarter of 2023 increased $8 million, or 13%, compared to the prior-year quarter. The resulting segment pre-tax operating margin was 23% for the second quarter of 2023, an improvement over the 21% margin for the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $16 million, or 12%, compared to the prior-year period. The resulting segment pre-tax operating margin was 24% for the year-to-date period, an improvement over the 22% margin for the comparable prior-year period.
•Pawn fee revenue increased 13% in total and 11% on a same-store basis for the second quarter of 2023 as compared to the prior-year quarter, reflecting continued inflationary pressures driving additional demand and increased portfolio yield driven by improved customer redemption rates.
•Pawn receivables were at a record-level for the end of a second quarter, increasing 7% in total at June 30, 2023 compared to the prior year, while same-store pawn receivables were up 6%. Both increases represented sequential quarterly improvement over the growth rates at March 31, 2023.
•Retail merchandise sales in the second quarter of 2023 were flat compared to the prior-year quarter and decreased 3% on a same-store basis compared to the prior-year quarter, as inventory levels remain relatively constrained due to strong turn rates and lower than normal pawn forfeiture rates.
•Retail sales margins increased to 43% in the second quarter of 2023 compared to 41% in the prior-year quarter, reflecting continued demand for value-priced, pre-owned merchandise and low levels of aged inventory. The resulting gross profit from retail sales increased 4% in the second quarter compared to a year ago.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended June 30, 2023, while inventories aged greater than one year at June 30, 2023 remained low at 2%.
•Operating expenses increased 7% in total and 4% on a same-store basis in the second quarter of 2023 compared to the prior-year quarter, primarily reflecting inflationary increases in wages and certain other operating costs.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the second quarter of 2023 was 17.7 pesos / dollar, a favorable change of 12% versus the comparable prior-year period, and for the six month period ended June 30, 2023 was 18.2 pesos / dollar, a favorable change of 10% versus the prior-year period.
•Second quarter segment pre-tax operating income increased 13%, or 3% on a constant currency basis, over the prior-year quarter. The resulting pre-tax operating margin was 20% for the second quarter of 2023 compared to 21% in the prior-year quarter.
•Year-to-date segment pre-tax operating income increased 12%, or 5% on a constant currency basis, over the prior-year period. The resulting pre-tax operating margin was 19% for the year-to-date period compared to 20% in the prior-year period.
•Pawn loan fees increased 19%, or 6% on a constant currency basis, in the second quarter of 2023 as compared to the prior-year quarter, both in total and on a same-store basis, reflecting improved yields on pawn receivables.
•Pawn receivables were at record levels at June 30, 2023, increasing 18%, or 1% on a constant currency basis, compared to the prior year. On a same-store basis, pawn receivables increased 17%, or 1% on a constant currency basis, compared to the prior year. The Company believes the recent flattening in local currency pawn balances in part reflects continued increases in government-mandated minimum wage and benefit programs in Mexico which have significantly benefited many cash-constrained consumers.

•Retail merchandise sales in the second quarter of 2023 increased 23%, or 10% on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the second quarter of 2023 were up 23%, or 9% on a constant currency basis, compared to the prior-year quarter.
•Retail margins remained within historical norms at 35% for the second quarter of 2023. Annualized inventory turnover was 4.3 times for the trailing twelve months ended June 30, 2023, while inventories aged greater than one year at June 30, 2023 remained extremely low at 1%.
•Operating expenses increased 24% in total and 23% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 11% in total and 10% on a same-store basis, driven in part by the increased pace of new store openings, higher incentive compensation expense related to growth in net revenue and segment earnings, along with general inflationary impacts and increases in the federally mandated minimum wage and other required benefit programs.

Retail POS Payment Solutions Segment - American First Finance (AFF) Operating Results
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 30% on a GAAP basis and 22% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results. Revenues for the year-to-date period increased 27% on a GAAP basis and 18% on an adjusted basis.
•Gross transaction volume from originated LTO and POS financing transactions totaled $256 million for the second quarter and $506 million year-to-date, representing an increase of 24% over the second quarter of last year and 29% year-to-date. The growth was driven by a combination of an approximate 5% quarter-over-quarter increase in transaction volumes at existing merchant door locations coupled with 38% growth in the number of active merchant locations at June 30, 2023 compared to June 30, 2022.
•Combined gross leased merchandise and finance receivables outstanding at June 30, 2023, excluding the impacts of purchase accounting, increased 18% compared to the June 30, 2022 balances.
•The combined provision for lease and loan losses for the quarter increased by $16 million, or 25%, over the prior-year quarter, driven primarily by the 24% increase in quarter-over-quarter origination activity. The year-to-date provision increased by $30 million, or 23%, over the prior-year period, driven primarily by the 29% increase in first half origination activity compared to the prior-year period.
•The average monthly net charge-off (“NCO”) rate for leased merchandise was 4.7% in the second quarter and 4.8% year-to-date, which were both consistent with the respective prior-year periods. The average monthly NCO rate for finance receivable products in the second quarter improved to 4.0% as compared to the prior-year rate of 4.5%, and the year-to-date rate improved to 4.2% as compared to the prior-year rate of 4.4%.
•Operating expenses increased 19% compared to the prior-year quarter, primarily due to an increase in origination-driven variable expenses associated with the 24% quarter-over-quarter increase in gross transaction volume.
•Second quarter segment pre-tax operating income totaled $26 million compared to the prior-year quarter segment earnings of $12 million on a GAAP basis and $25 million on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements specific to 2022. Upfront loss provisioning and additional operating expenses associated with the increased origination activity ($50 million above the prior-year quarter) caused net earnings drag of approximately $8 million before taxes, or $0.14 per share, net of taxes for the second quarter of 2023.

•Year-to-date segment pre-tax operating income totaled $49 million compared to the prior-year period segment earnings of $17 million on a GAAP basis and $50 million on an adjusted basis. Upfront loss provisioning and additional operating expenses associated with the increased origination activity ($115 million above the prior year-to-date period) caused net earnings drag of approximately $12 million before taxes, or $0.20 per share, net of taxes for the first half of 2023.

Cash Flow and Liquidity
•All of the Company’s operating segments continue to generate significant operating cash flows. For the twelve month period ended June 30, 2023, consolidated operating cash flows totaled $448 million and adjusted free cash flows (a non-GAAP measure) were $284 million, increases of 33% and 57%, respectively, compared to the prior-year period.
•The Company’s strong liquidity position at June 30, 2023 includes cash balances of $105 million and ample borrowing capacity under its bank lines of credit. The majority of the Company’s long-term financing is fixed rate debt with favorable interest rates ranging from 4.625% to 5.625% and maturity dates not until 2028 and 2030.
•The Company’s net debt to trailing twelve months adjusted EBITDA ratio improved to 2.9x at June 30, 2023 compared to 3.3x at June 30, 2022.

Shareholder Returns
•Through the date of this release, the Company repurchased 1,248,000 shares of common stock in 2023 at an aggregate cost of $114 million and an average cost per share of $91.58. This completes, in less than nine months, the $100 million share repurchase program authorized in October 2022 and the remainder of the previously authorized plan.
•On July 26, 2023, the Board of Directors approved a new share repurchase authorization of up to $200 million, effective immediately. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Board of Directors declared a $0.35 per share third quarter cash dividend, which will be paid on August 31, 2023 to stockholders of record as of August 15, 2023. On an annualized basis, the dividend is now $1.40 per share, representing a 6% increase over the previous annualized dividend of $1.32 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company generated a 13% return on equity during the twelve months ended June 30, 2023 compared to an 11% return for the comparable prior-year period, while the return on assets for the twelve months ended June 30, 2023 was 6% compared to 5% in the comparable prior-year period.

2023 Outlook
Based on strong second quarter results and macro trends, the Company’s outlook for the remainder of 2023 remains highly positive, with expected year-over-year growth in revenue and earnings in all segments driven by the continued growth in earning asset balances coupled with recent store additions. Anticipated conditions and trends for the remainder of 2023 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2023 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be approximately 80% of total segment level pre-tax income.
•Inflationary economic environments have historically driven increased customer demand for both pawn loans and value-priced merchandise offered in pawn stores. In addition, credit tightening by competing unsecured lenders typically drives additional demand for pawn products as well.

◦Pawn receivables at June 30, 2023 were up 7% in the U.S. while Latin American balances in U.S. dollars were up 18%. U.S. pawn receivables are trending higher thus far in July compared to last year, up nearly 9% over the same point a year ago and reflecting a strong post tax season recovery. The Company expects similar year-over-year growth in same-store pawn receivables in both the U.S. and Latin America over the balance of the year, assuming exchange rates similar to the first half of 2023.
◦Full year retail sales are expected to grow in both markets as well, with margins anticipated to remain above 40% in the U.S. and in the mid-thirty percent range in Latin America.
◦While operating expenses are expected to rise moderately in both the U.S. and Latin America in 2023 due to increased store counts along with continued inflationary impacts, the Company continues to project robust full year earnings growth from its pawn segments.
•The Company expects to open approximately 60 de novo stores in Latin America and four U.S. de novo locations in 2023. Additionally, four U.S. locations have been acquired year-to-date and management continues to see a pipeline of potential roll-up acquisition targets in both the U.S. and Latin America.
POS Payment Solutions (AFF) Operations:
•Based on the strength of first half results, AFF has raised its guidance for both expected transaction volumes and revenues. Transaction volumes, or originations, are now expected to increase 12% to 16% in the second half of 2023 and 20% to 24% for the full year compared to last year. Resulting adjusted revenues are now forecast to grow in a range of 16% to 20% in both the second half and the full year as compared to the respective prior-year periods.
•Although AFF will incur incremental loss provisioning and decisioning expenses consistent with the increased origination forecast, the Company continues to expect full year-over-year segment earnings growth for AFF based on the increased earning asset portfolio and projected second half transaction volumes.
•The Company expects AFF's estimated lease and loan loss provisioning rates for the remainder of 2023 will continue to reflect a conservative approach with provisioning above historical pre-pandemic loss rates for most vintages. Operating expenses for the full year are expected to increase in 2023 as well, primarily due to the expected increase in origination activity.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s second quarter operating performance, “Our results reflected the strong momentum in our core pawn business coupled with the meaningful revenue and earnings contribution from AFF. Additionally, we continued to invest significantly in future growth through new stores and acquisitions coupled with increased shareholder returns through stock repurchases and the increased dividend.

“Pawn operations continue to be especially robust with total net revenue from pawn fees and merchandise sales up 13% in the second quarter compared to last year. In the U.S., we are seeing continued growth in demand for pawn loans, with improved sequential year-over-year growth rates compared to a quarter ago, coupled with strong margins from merchandise sales. In Latin America, strong revenue growth from retail sales was coupled with the added tailwind of a stronger Mexican peso. We are also benefiting from higher gold prices thus far in 2023, which have increased scrap margins and provided an opportunity to lock in the higher pricing over the next several quarters.

“FirstCash continues to focus on the growth of its core pawn operations, primarily in U.S. and Latin American markets with favorable demographics and long-term population growth. In 2023, we anticipate opening approximately 60 de novo stores in Latin America plus four new U.S. stores in Las Vegas while also evaluating a pipeline of additional pawn acquisitions. Additionally, we continue to purchase the underlying real estate of our pawn stores and now own approximately 28% of our U.S. locations.

“We are especially pleased with the performance of AFF since the acquisition a year and a half ago as it continues to grow revenues while maintaining stable lease and loan loss metrics. The 29% increase in year-to-date gross transaction volumes reflects growth in merchant base and increased same-door originations which puts them on pace to surpass $1 billion in originations for the full year. With a merchant base that has now grown to approximately 10,500 active doors, AFF continues to diversify and expand the business into additional vertical categories. We continue to believe there are significant long-term growth opportunities ahead for AFF with further synergies achievable.

“Even with the significant investments in the growth of our operations, the focus on shareholder returns has not waned. We have repurchased $114 million in stock this year and paid dividends totaling $61 million over the trailing twelve months. Given the solid cash flow generation, the Board has authorized an additional $200 million share repurchase program and increased the dividend to $1.40 per share on an annualized basis.

“In summary, we continue to focus on growth through new and acquired stores, improving store profitability and increased earnings contributions from AFF. This growth coupled with our strong balance sheet and cash flow generation positions us well to continue driving further shareholder value,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 10,500 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of any material acquisition, including the AFF acquisition, to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own and retail finance products, including, as a result to, changes in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation and rising interest rates, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Retail merchandise sales	$320,864	$298,257	$648,779	$601,076
Pawn loan fees	154,178	134,067	305,738	265,886
Leased merchandise income	189,805	147,700	373,243	297,647
Interest and fees on finance receivables	58,192	43,744	112,834	86,193
Wholesale scrap jewelry sales	27,583	23,848	72,767	56,653
Total revenue	750,622	647,616	1,513,361	1,307,455

Cost of revenue:
Cost of retail merchandise sold	192,271	179,309	391,272	361,523
Depreciation of leased merchandise	102,521	82,605	204,126	176,311
Provision for lease losses	52,873	38,035	101,938	77,855
Provision for loan losses	28,190	26,800	57,475	51,497
Cost of wholesale scrap jewelry sold	21,880	19,895	57,607	48,110
Total cost of revenue	397,735	346,644	812,418	715,296

Net revenue	352,887	300,972	700,943	592,159

Expenses and other income:
Operating expenses	204,781	180,555	403,842	353,851
Administrative expenses	40,355	37,068	79,372	73,931
Depreciation and amortization	27,050	25,982	54,161	51,524
Interest expense	21,071	16,246	41,968	32,467
Interest income	(408)	(222)	(925)	(898)
(Gain) loss on foreign exchange	(817)	27	(1,619)	(453)
Merger and acquisition expenses	252	314	283	979
Gain on revaluation of contingent acquisition consideration	—	(65,559)	—	(62,989)
Other expenses (income), net	79	(3,062)	124	(2,885)
Total expenses and other income	292,363	191,349	577,206	445,527

Income before income taxes	60,524	109,623	123,737	146,632

Provision for income taxes	15,344	23,515	31,169	32,519

Net income	$45,180	$86,108	$92,568	$114,113

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$104,598	$110,414	$117,330
Accounts receivable, net	63,337	55,924	57,792
Pawn loans	426,165	385,708	390,617
Finance receivables, net (1)	110,555	125,619	103,494
Inventories	267,142	260,528	288,339
Leased merchandise, net (1)	143,145	118,924	153,302
Prepaid expenses and other current assets	30,102	21,125	19,788
Total current assets	1,145,044	1,078,242	1,130,662

Property and equipment, net	587,934	519,836	538,681
Operating lease right of use asset	305,513	301,979	307,009
Goodwill	1,600,068	1,522,192	1,581,381
Intangible assets, net	303,642	359,716	330,338
Other assets	9,586	8,345	9,415
Deferred tax assets, net	7,770	6,231	7,381
Total assets	$3,959,557	$3,796,541	$3,904,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$146,163	$198,967	$139,460
Customer deposits and prepayments	70,056	59,754	63,125
Lease liability, current	96,215	90,804	92,944
Total current liabilities	312,434	349,525	295,529

Revolving unsecured credit facilities	376,000	274,000	339,000
Senior unsecured notes	1,036,660	1,034,761	1,035,698
Deferred tax liabilities, net	140,609	121,046	151,759
Lease liability, non-current	197,135	199,211	203,115
Total liabilities	2,062,838	1,978,543	2,025,101

Stockholders’ equity:
Common stock	573	573	573
Additional paid-in capital	1,734,122	1,729,625	1,734,528
Retained earnings	1,122,579	952,011	1,060,603
Accumulated other comprehensive loss	(49,258)	(119,994)	(106,573)
Common stock held in treasury, at cost	(911,297)	(744,217)	(809,365)
Total stockholders’ equity	1,896,719	1,817,998	1,879,766
Total liabilities and stockholders’ equity	$3,959,557	$3,796,541	$3,904,867

(1)As a result of purchase accounting, AFF’s June 30, 2022 as reported earning asset balances contain significant fair value adjustments, which were fully amortized during 2022. See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Retail POS Payment Solutions Segment Results” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expenses of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	June 30,		Increase /
	2023	2022	(Decrease)
Revenue:
Retail merchandise sales	$196,043	$195,369	—%
Pawn loan fees	98,973	87,743	13%
Wholesale scrap jewelry sales	17,652	15,673	13%
Total revenue	312,668	298,785	5%

Cost of revenue:
Cost of retail merchandise sold	111,539	114,390	(2)%
Cost of wholesale scrap jewelry sold	14,225	13,282	7%
Total cost of revenue	125,764	127,672	(1)%

Net revenue	186,904	171,113	9%

Segment expenses:
Operating expenses	108,159	101,242	7%
Depreciation and amortization	6,330	5,868	8%
Total segment expenses	114,489	107,110	7%

Segment pre-tax operating income	$72,415	$64,003	13%

Operating metrics:
Retail merchandise sales margin	43%	41%
Net revenue margin	60%	57%
Segment pre-tax operating margin	23%	21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase /
	2023	2022	(Decrease)
Revenue:
Retail merchandise sales	$406,724	$400,311	2%
Pawn loan fees	201,657	178,082	13%
Wholesale scrap jewelry sales	43,968	32,197	37%
Total revenue	652,349	610,590	7%

Cost of revenue:
Cost of retail merchandise sold	233,468	234,108	—%
Cost of wholesale scrap jewelry sold	35,307	27,812	27%
Total cost of revenue	268,775	261,920	3%

Net revenue	383,574	348,670	10%

Segment expenses:
Operating expenses	217,940	200,064	9%
Depreciation and amortization	12,200	11,455	7%
Total segment expenses	230,140	211,519	9%

Segment pre-tax operating income	$153,434	$137,151	12%

Operating metrics:
Retail merchandise sales margin	43%	42%
Net revenue margin	59%	57%
Segment pre-tax operating margin	24%	22%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of June 30,		Increase /
	2023	2022	(Decrease)
Earning assets:
Pawn loans	$291,447	$271,255	7%
Inventories	180,410	185,921	(3)%
	$471,857	$457,176	3%

Average outstanding pawn loan amount (in ones)	$241	$222	9%

Composition of pawn collateral:
General merchandise	31%	35%
Jewelry	69%	65%
	100%	100%

Composition of inventories:
General merchandise	44%	45%
Jewelry	56%	55%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.7 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,
	June 30,			2023	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$126,581	$102,888	23%	$112,899	10%
Pawn loan fees	55,205	46,324	19%	49,177	6%
Wholesale scrap jewelry sales	9,931	8,175	21%	9,931	21%
Total revenue	191,717	157,387	22%	172,007	9%

Cost of revenue:
Cost of retail merchandise sold	81,660	64,919	26%	72,893	12%
Cost of wholesale scrap jewelry sold	7,655	6,613	16%	6,798	3%
Total cost of revenue	89,315	71,532	25%	79,691	11%

Net revenue	102,402	85,855	19%	92,316	8%

Segment expenses:
Operating expenses	59,507	48,053	24%	53,373	11%
Depreciation and amortization	5,203	4,553	14%	4,693	3%
Total segment expenses	64,710	52,606	23%	58,066	10%

Segment pre-tax operating income	$37,692	$33,249	13%	$34,250	3%

Operating metrics:
Retail merchandise sales margin	35%	37%		35%
Net revenue margin	53%	55%		54%
Segment pre-tax operating margin	20%	21%		20%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$245,518	$200,765	22%	$222,177	11%
Pawn loan fees	104,081	87,804	19%	94,092	7%
Wholesale scrap jewelry sales	28,799	24,456	18%	28,799	18%
Total revenue	378,398	313,025	21%	345,068	10%

Cost of revenue:
Cost of retail merchandise sold	159,623	127,415	25%	144,550	13%
Cost of wholesale scrap jewelry sold	22,300	20,298	10%	20,069	(1)%
Total cost of revenue	181,923	147,713	23%	164,619	11%

Net revenue	196,475	165,312	19%	180,449	9%

Segment expenses:
Operating expenses	115,263	93,595	23%	104,949	12%
Depreciation and amortization	10,648	8,954	19%	9,804	9%
Total segment expenses	125,911	102,549	23%	114,753	12%

Segment pre-tax operating income	$70,564	$62,763	12%	$65,696	5%

Operating metrics:
Retail merchandise sales margin	35%	37%		35%
Net revenue margin	52%	53%		52%
Segment pre-tax operating margin	19%	20%		19%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				June 30,	Increase /
	As of June 30,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$134,718	$114,453	18%	$116,100	1%
Inventories	86,732	74,607	16%	74,844	—%
	$221,450	$189,060	17%	$190,944	1%

Average outstanding pawn loan amount (in ones)	$91	$80	14%	$79	(1)%

Composition of pawn collateral:
General merchandise	66%	69%
Jewelry	34%	31%
	100%	100%

Composition of inventories:
General merchandise	69%	70%
Jewelry	31%	30%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	4.2 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

				Adjusted (1)
				Three Months
				Ended
	Three Months Ended			June 30,
	June 30,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$189,805	$147,700	29%	$147,700	29%
Interest and fees on finance receivables	58,192	43,744	33%	55,258	5%
Total revenue	247,997	191,444	30%	202,958	22%

Cost of revenue:
Depreciation of leased merchandise	103,062	82,605	25%	81,007	27%
Provision for lease losses	53,048	38,035	39%	38,035	39%
Provision for loan losses	28,190	26,800	5%	26,800	5%
Total cost of revenue	184,300	147,440	25%	145,842	26%

Net revenue	63,697	44,004	45%	57,116	12%

Segment expenses:
Operating expenses	37,115	31,260	19%	31,260	19%
Depreciation and amortization	751	699	7%	699	7%
Total segment expenses	37,866	31,959	18%	31,959	18%

Segment pre-tax operating income	$25,831	$12,045	114%	$25,157	3%

(1)As a result of purchase accounting, AFF’s as reported amounts for the three months ended June 30, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended June 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (1)
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,			2022	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$373,243	$297,647	25%	$297,647	25%
Interest and fees on finance receivables	112,834	86,193	31%	113,880	(1)%
Total revenue	486,077	383,840	27%	411,527	18%

Cost of revenue:
Depreciation of leased merchandise	205,234	176,311	16%	170,354	20%
Provision for lease losses	102,214	77,855	31%	77,855	31%
Provision for loan losses	57,475	51,497	12%	51,497	12%
Total cost of revenue	364,923	305,663	19%	299,706	22%

Net revenue	121,154	78,177	55%	111,821	8%

Segment expenses:
Operating expenses	70,639	60,192	17%	60,192	17%
Depreciation and amortization	1,487	1,381	8%	1,381	8%
Total segment expenses	72,126	61,573	17%	61,573	17%

Segment pre-tax operating income	$49,028	$16,604	195%	$50,248	(2)%

(1)As a result of purchase accounting, AFF’s as reported amounts for the six months ended June 30, 2022 contain significant fair value adjustments. The adjusted amounts for the six months ended June 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	June 30,
	2023	2022	Increase
Leased merchandise	$154,103	$123,263	25%
Finance receivables	101,863	82,929	23%
Total gross transaction volume	$255,966	$206,192	24%

	Six Months Ended
	June 30,
	2023	2022	Increase
Leased merchandise	$305,278	$235,717	30%
Finance receivables	200,303	155,066	29%
Total gross transaction volume	$505,581	$390,783	29%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

				Adjusted (2)
				As of
				June 30,	Increase /
	As of June 30,		Increase /	2022	(Decrease)
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$255,465	$188,025	36%	$203,199	26%
Less allowance for lease losses	(110,964)	(69,101)	61%	(86,014)	29%
Leased merchandise, net (1)	$144,501	$118,924	22%	$117,185	23%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$203,609	$199,555	2%	$184,585	10%
Less allowance for loan losses	(93,054)	(73,936)	26%	(73,936)	26%
Finance receivables, net	$110,555	$125,619	(12)%	$110,649	—%

(1)Includes $1.4 million of intersegment transactions as of June 30, 2023 related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated net leased merchandise totaled $143.1 million.

(2)As a result of purchase accounting, AFF’s June 30, 2022 as reported earnings assets contain significant fair value adjustments, which were fully amortized during 2022. The adjusted amounts as of June 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

				Adjusted (5)
				Three Months
				Ended
	Three Months Ended			June 30,
	June 30,		Increase /	2022	Increase
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$93,269	$40,364	131%	$76,028	23%
Provision for lease losses (1)	53,048	38,035	39%	38,035	39%
Charge-offs	(37,026)	(10,301)	259%	(29,052)	27%
Recoveries	1,673	1,003	67%	1,003	67%
Balance at end of period	$110,964	$69,101	61%	$86,014	29%

Leased merchandise portfolio metrics:
Provision expense as percentage of originations (2)	34%			31%
Average monthly net charge-off rate (3)	4.7%			4.7%
Delinquency rate (4)	20.7%			19.0%

Allowance for loan losses:
Balance at beginning of period	$88,610	$72,332	23%
Provision for loan losses	28,190	26,800	5%
Charge-offs	(25,274)	(26,579)	(5)%
Recoveries	1,528	1,383	10%
Balance at end of period	$93,054	$73,936	26%

Finance receivables portfolio metrics:
Provision expense as a percentage of originations (2)	28%	32%
Average monthly net charge-off rate (3)	4.0%	4.5%
Delinquency rate (4)	18.1%	19.0%

(1)Includes $0.2 million of intersegment transactions for the three months ended June 30, 2023 related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses totaled $52.9 million.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses for the three months ended June 30, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended June 30, 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics for the three months ended June 30, 2022 provide a useful comparison against the June 30, 2023 amounts.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (5)
				Six Months
				Ended
	Six Months Ended			June 30,
	June 30,		Increase /	2022	Increase
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$79,576	$5,442	1,362%	$66,968	19%
Provision for lease losses (1)	102,214	77,855	31%	77,855	31%
Charge-offs	(74,172)	(16,321)	354%	(60,934)	22%
Recoveries	3,346	2,125	57%	2,125	57%
Balance at end of period	$110,964	$69,101	61%	$86,014	29%

Leased merchandise portfolio metrics:
Provision expense as percentage of originations (2)	33%			33%
Average monthly net charge-off rate (3)	4.8%			4.8%
Delinquency rate (4)	20.7%			19.0%

Allowance for loan losses:
Balance at beginning of period	$84,833	$75,574	12%
Provision for loan losses	57,475	51,497	12%
Charge-offs	(52,391)	(55,987)	(6)%
Recoveries	3,137	2,852	10%
Balance at end of period	$93,054	$73,936	26%

Finance receivables portfolio metrics:
Provision expense as a percentage of originations (2)	29%	33%
Average monthly net charge-off rate (3)	4.2%	4.4%
Delinquency rate (4)	18.1%	19.0%

(1)Includes $0.3 million of intersegment transactions for the six months ended June 30, 2023 related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses totaled $101.9 million.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses for the six months ended June 30, 2022 contain significant fair value adjustments. The adjusted amounts for the six months ended June 30, 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics for the six months ended June 30, 2022 provide a useful comparison against the June 30, 2023 amounts.

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of June 30, 2023, the Company operated 2,889 pawn store locations comprised of 1,101 stores in 25 U.S. states and the District of Columbia, 1,697 stores in 32 states in Mexico, 63 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and six months ended June 30, 2023:

	Three Months Ended June 30, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,102	1,775	2,877
New locations opened (1)	2	16	18
Locations acquired	1	—	1
Consolidation of existing pawn locations (2)	(4)	(3)	(7)
Total locations, end of period	1,101	1,788	2,889

	Six Months Ended June 30, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,101	1,771	2,872
New locations opened (1)	2	30	32
Locations acquired	4	—	4
Consolidation of existing pawn locations (2)	(6)	(13)	(19)
Total locations, end of period	1,101	1,788	2,889

(1)In addition to new store openings, the Company strategically relocated one store in the U.S. and one store in Latin America during the three months ended June 30, 2023. During the six months ended June 30, 2023, the Company strategically relocated two stores in the U.S. and two stores in Latin America.

(2)Store consolidations were primarily acquired locations over the past six years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

POS Payment Solutions

As of June 30, 2023, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 10,500 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$45,180	$0.99	$86,108	$1.81	$92,568	$2.01	$114,113	$2.38
Adjustments, net of tax:
Merger and acquisition expenses	191	—	242	0.01	213	0.01	753	0.02
Non-cash foreign currency gain related to lease liability	(766)	(0.01)	(12)	—	(1,613)	(0.04)	(496)	(0.01)
AFF purchase accounting adjustments (1)	10,887	0.24	21,011	0.44	21,989	0.48	47,736	1.00
Gain on revaluation of contingent acquisition consideration	—	—	(53,833)	(1.13)	—	—	(51,854)	(1.08)
Other expenses (income), net	61	—	(2,357)	(0.05)	96	—	(2,221)	(0.05)
Adjusted net income and diluted earnings per share	$55,553	$1.22	$51,159	$1.08	$113,253	$2.46	$108,031	$2.26

(1)See detail of the AFF purchase accounting adjustments in tables below.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$252	$61	$191	$314	$72	$242
Non-cash foreign currency gain related to lease liability	(1,095)	(329)	(766)	(17)	(5)	(12)
AFF purchase accounting adjustments (1)	14,140	3,253	10,887	27,287	6,276	21,011
Gain on revaluation of contingent acquisition consideration	—	—	—	(65,559)	(11,726)	(53,833)
Other expenses (income), net	79	18	61	(3,062)	(705)	(2,357)
Total adjustments	$13,376	$3,003	$10,373	$(41,037)	$(6,088)	$(34,949)

	Six Months Ended June 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$283	$70	$213	$979	$226	$753
Non-cash foreign currency gain related to lease liability	(2,305)	(692)	(1,613)	(709)	(213)	(496)
AFF purchase accounting adjustments (1)	28,558	6,569	21,989	61,995	14,259	47,736
Gain on revaluation of contingent acquisition consideration	—	—	—	(62,989)	(11,135)	(51,854)
Other expenses (income), net	124	28	96	(2,885)	(664)	(2,221)
Total adjustments	$26,660	$5,975	$20,685	$(3,609)	$2,473	$(6,082)

(1)The following table details AFF purchase accounting adjustments (in thousands):

	Three Months Ended June 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$11,514	$2,649	$8,865
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	1,598	367	1,231
Amortization of acquired intangible assets	14,140	3,253	10,887	14,175	3,260	10,915
Total AFF purchase accounting adjustments	$14,140	$3,253	$10,887	$27,287	$6,276	$21,011

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Six Months Ended June 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$27,687	$6,368	$21,319
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	5,957	1,370	4,587
Amortization of acquired intangible assets	28,558	6,569	21,989	28,351	6,521	21,830
Total AFF purchase accounting adjustments	$28,558	$6,569	$21,989	$61,995	$14,259	$47,736

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022
Net income	$45,180	$86,108	$92,568	$114,113	$231,950	$176,880
Provision for income taxes	15,344	23,515	31,169	32,519	68,788	51,178
Depreciation and amortization	27,050	25,982	54,161	51,524	106,469	75,916
Interest expense	21,071	16,246	41,968	32,467	80,209	50,425
Interest income	(408)	(222)	(925)	(898)	(1,340)	(1,317)
EBITDA	108,237	151,629	218,941	229,725	486,076	353,082
Adjustments:
Merger and acquisition expenses	252	314	283	979	3,043	15,176
Non-cash foreign currency (gain) loss related to lease liability	(1,095)	(17)	(2,305)	(709)	(2,925)	82
AFF purchase accounting adjustments (1)	—	13,112	—	33,644	16,710	80,006
Gain on revaluation of contingent acquisition consideration	—	(65,559)	—	(62,989)	(46,560)	(80,860)
Other expenses (income), net	79	(3,062)	124	(2,885)	278	(3,215)
Adjusted EBITDA	$107,473	$96,417	$217,043	$197,765	$456,622	$364,271

(1)Excludes $14 million, $29 million and $57 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, six months and trailing twelve months ended June 30, 2023, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA. Excludes $14 million, $28 million and $30 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, six months and trailing twelve months ended June 30, 2022, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022
Cash flow from operating activities	$95,075	$106,622	$205,669	$226,767	$448,207	$336,322
Cash flow from certain investing activities:
Pawn loans, net (1)	(44,170)	(49,648)	188	(32,265)	(3,364)	(97,113)
Finance receivables, net	(32,585)	(23,607)	(57,125)	(23,546)	(118,932)	(29,390)
Purchases of furniture, fixtures, equipment and improvements	(14,520)	(12,658)	(28,348)	(19,686)	(44,248)	(40,683)
Free cash flow	3,800	20,709	120,384	151,270	281,663	169,136
Merger and acquisition expenses paid, net of tax benefit	191	242	213	753	2,338	11,683
Adjusted free cash flow	$3,991	$20,951	$120,597	$152,023	$284,001	$180,819

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue, presented in accordance with GAAP, to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Total revenue, as reported	$750,622	$647,616	$1,513,361	$1,307,455
AFF purchase accounting adjustments (1)	—	11,514	—	27,687
Adjusted total revenue	$750,622	$659,130	$1,513,361	$1,335,142

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables above for additional segment-level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	June 30,		Favorable /
	2023	2022	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	17.1	20.0	15%
Three months ended	17.7	20.0	12%
Six months ended	18.2	20.3	10%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.8	—%
Three months ended	7.8	7.7	(1)%
Six months ended	7.8	7.7	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,191	4,127	(2)%
Three months ended	4,431	3,914	(13)%
Six months ended	4,596	3,914	(17)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com